EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Employee Stock Purchase Plan of Midway Games Inc. of our reports dated March 10, 2006, with respect to the consolidated financial statements and schedule of Midway Games Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Midway Games Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Midway Games Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
January 24, 2007